Exhibit 99.1

News Release

BOARDWALK ANNOUNCES SECOND QUARTER 2010 RESULTS

HOUSTON, July 26, 2010 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today its results for the second quarter ended June 30, 2010, which included the following items:

−
Operating revenues of $256.7 million for the quarter and $557.2 million for the six months ended June 30, 2010, a 27% and 31% increase from $201.4 million and $424.8 million in the comparable 2009 periods;

−	Net income of $54.4 million for the quarter and $144.7 million for the six months ended June 30, 2010, a 168% and 100% increase from $20.3 million and $72.3 million in the comparable 2009 periods; and

−
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $145.7 million for the quarter and $326.6 million for the six months ended June 30, 2010, a 39% and 42% increase from $104.8 million and $230.0 million in the comparable 2009 periods.

−
Distributable cash flow of $109.8 million for the quarter and $243.7 million for the six months ended June 30, 2010, a 60% and 63% increase from $68.7 million and $149.7 million in the comparable 2009 periods.

Operating results for the second quarter and six months ended June 30, 2010, were primarily driven by:

•
Higher gas transportation revenues from expansion projects, partly offset by lower interruptible and short-term firm transportation revenues due to reduced price spreads between locations on the pipeline systems.  The 2009 gas transportation revenues, excluding fuel, from expansion projects were lower than expected due to operating those pipelines at reduced pressures and temporary shut downs following the discovery and remediation of anomalies in certain joints of pipe;

•
Higher operating costs and expenses due to higher depreciation and property taxes resulting from an increase in asset base due to expansion assets being placed into service and higher operations and maintenance expense due to increased maintenance activities; and

•
Higher interest expense as a result of increased debt levels in 2010.  In addition, interest expense for the six months ended June 30, 2010 was higher due to lower capitalized interest associated with expansion projects being placed into service.

Capital Program

Growth capital expenditures were $117.6 million and maintenance capital expenditures were $9.5 million for the six months ended June 30, 2010.

Conference Call

The Partnership has scheduled a conference call for July 26, 2010, at 9:00 a.m. EDT, to review the first quarter results. The earnings call may be accessed via the Boardwalk website at www.bwpmlp.com. Please go to the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (866) 730-5769 for callers in the U.S. or (857) 350-1593 for callers outside the U.S. The PIN number to access the call is 35551265.

Exhibit 99.1

Replay

An online replay will also be available on the Boardwalk website www.bwpmlp.com immediately following the call.

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow

The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and Distributable Cash Flow.  EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts, and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the natural gas transportation, gathering and storage business.  Distributable Cash Flow is used as a supplemental financial measure by management and by external users of the Partnership’s financial statements as defined above to assess their ability to make cash distributions to their unitholders and general partner.

EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP).  EBITDA and Distributable Cash Flow are not necessarily comparable to similarly titled measures of another company.

The following table presents a reconciliation of the Partnership's EBITDA and Distributable Cash Flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Net Income	$54.4	$20.3	$144.7	$72.3
Income taxes	0.1	-	0.2	0.3
Depreciation and amortization	53.7	51.6	107.1	98.0
Interest expense	37.7	33.0	74.9	59.6
Interest income	(0.2)	(0.1)	(0.3)	(0.2)
EBITDA	$145.7	$104.8	$326.6	$230.0
Less:
Cash paid for interest, net of capitalized interest	28.6	25.6	73.3	60.4
Maintenance capital expenditures	7.3	10.5	9.5	19.7
Other (1)	-	-	0.1	0.2
Distributable Cash Flow	$109.8	$68.7	$243.7	$149.7

(1)  Includes non-cash items such as the equity component of allowance for funds used during construction.

About Boardwalk

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, Gulf Crossing Pipeline Company LLC, Gulf South Pipeline Company, LP and Texas Gas Transmission, LLC, in the interstate transportation and storage of natural gas. Boardwalk’s interstate natural gas pipeline systems have approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 163 Bcf.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Operating Revenues:
Gas transportation	$227.9	$169.3	$499.8	$370.2
Parking and lending	8.9	8.4	18.3	15.8
Gas storage	13.3	14.3	28.4	27.9
Other	6.6	9.4	10.7	10.9
Total operating revenues	256.7	201.4	557.2	424.8

Operating Costs and Expenses:
Fuel and gas transportation	24.2	10.8	54.1	26.5
Operation and maintenance	34.0	32.2	63.4	63.0
Administrative and general	29.9	30.6	65.6	59.5
Depreciation and amortization	53.7	51.6	107.1	98.0
Asset impairment	2.2	-	2.5	-
Net loss on disposal of operating assets	-	5.5	1.1	6.4
Taxes other than income taxes	20.7	17.5	44.0	39.6
Total operating costs and expenses	164.7	148.2	337.8	293.0

Operating income	92.0	53.2	219.4	131.8

Other Deductions (Income):
Interest expense	35.7	31.3	70.9	57.9
Interest expense - affiliates	2.0	1.7	4.0	1.7
Interest income	(0.2)	(0.1)	(0.3)	(0.2)
Miscellaneous other income, net	-	-	(0.1)	(0.2)
Total other deductions	37.5	32.9	74.5	59.2

Income before income taxes	54.5	20.3	144.9	72.6

Income taxes	0.1	-	0.2	0.3

Net Income	$54.4	$20.3	$144.7	$72.3

Net Income per Unit:
Basic and diluted net income per unit:
Common units	$0.28	$0.12	$0.74	$0.41
Class B units	$0.07	$(0.09)	$0.32	$0.02
Cash distribution to common units	$0.505	$0.485	$1.005	$0.965
Cash distribution to class B units	$0.30	$0.30	$0.60	$0.60
Weighted-average number of units outstanding:
Common units	169.7	155.5	169.7	155.2
Class B units	22.9	22.9	22.9	22.9

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP

NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2010 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$54.4
Declared distribution	100.1	$86.5	$6.9	$6.7
Assumed allocation of undistributed net loss	(45.7)	(39.4)	(5.4)	(0.9)
Assumed allocation of net income	$54.4	$47.1	$1.5	$5.8
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.28	$0.07

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the three months ended June 30, 2009 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$20.3
Declared distribution	91.3	$79.1	$6.9	$5.3
Assumed allocation of undistributed net loss	(71.0)	(60.7)	(8.9)	(1.4)
Assumed allocation of net income	$20.3	$18.4	$(2.0)	$3.9
Weighted average units outstanding		155.5	22.9
Net income per unit		$0.12	$(0.09)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2010 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$144.7
Declared distribution	199.1	$172.2	$13.8	$13.1
Assumed allocation of undistributed net loss	(54.4)	(46.9)	(6.4)	(1.1)
Assumed allocation of net income	$144.7	$125.3	$7.4	$12.0
Weighted average units outstanding		169.7	22.9
Net income per unit		$0.74	$0.32

Exhibit 99.1

The following table provides a reconciliation of net income and the assumed allocation of net income to the common and class B units for purposes of computing net income per unit for the six months ended June 30, 2009 (in millions, except per unit data):
	Total	Common Units	Class B Units	General Partner and IDRs
Net income	$72.3
Declared distribution	178.2	$154.4	$13.7	$10.1
Assumed allocation of undistributed net loss	(105.9)	(90.5)	(13.3)	(2.1)
Assumed allocation of net income	$72.3	$63.9	$0.4	$8.0
Weighted average units outstanding		155.2	22.9
Net income per unit		$0.41	$0.02

SOURCE:        Boardwalk Pipeline Partners, LP

Contact:         Boardwalk Pipeline Partners, LP
                Allison McLean, 866-913-2122
Director of Investor Relations

       Or

       Jamie Buskill, 713-479-8082
Senior VP, Chief Financial Officer and Treasurer